UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2006

DIGITAL MUSIC GROUP, INC.

(Exact name of registrant specified in its charter)

Delaware	000-51761	20-3365526
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1545 River Park Drive, Suite 210, Sacramento, California	95815
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone, including area code: (916) 239-6010

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Digital Music Group, Inc. (“DMGI”) entered into an Office Lease Agreement (the “Office Lease Agreement”) with CA-Gateway Oaks Limited Partnership, a Delaware limited partnership, on March 20, 2006 for its new principal executive offices commencing April 1, 2006. The lease is for 8,861 square feet of office space located at 2151 River Plaza Drive, Sacramento, California. The term of the lease is 38 months with a base rent of $223,300 in the first year, subject to a 2.4% annual increase, less $37,216 in initial rate abatement. Under the terms of the Office Lease Agreement, DMGI is required to provide a security deposit of $19,051 and will be required to pay its pro rata share (approximately 13.4%) of any increases in building operating expense and real estate taxes. The Office Lease Agreement replaces DMGI’s existing office lease agreement with CA-Point West Limited Partnership, a Delaware limited partnership, dated October 27, 2005 for its offices at 1545 River Park Drive, Suite 210, Sacramento, California.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a) The information set forth above under Item 1.01 relating to the Office Lease Agreement is also responsive to this Item and is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL MUSIC GROUP, INC.

Date: March 20, 2006	By:	/s/ MITCHELL KOULOURIS
	Name:	Mitchell Koulouris
	Title:	President and Chief Executive Officer